                                                               Exhibit 23.1


                      Consent of Independent Accountants



We consent to the reference to our firm under the caption "Experts" and to the use of (i) our report dated January 21, 1999, with respect to the consolidated financial statements of Beacon Capital Partners, Inc., (ii) our report dated January 8, 1999, with respect to the consolidated financial statements of Beacon/PW Kendall LLC, (iii) our report dated May 22, 1998, with respect to the combined historical summary of gross income and direct operating expenses of The Athenaeum Portfolio, (iv) our report dated May 22, 1998, with respect to the historical summary of gross income and direct operating expenses of Technology Square and The Draper Building, (v) our report dated July 1, 1998, with respect to the combined historical summary of gross income and direct operating expenses of The Breunig Portfolio, and
(vi) our report dated March 26, 1999, with respect to the combined historical summary of gross income and direct operating expenses of Fort Point Place, all included in post-effective amendment No. 5 to the Registration Statement (Form S-11) and related Prospectus of Beacon Capital Partners, Inc. for the registration of 20,394,843 shares of its common stock.


                                              /s/ Ernst & Young LLP

                                              ERNST & YOUNG LLP

Boston, Massachusetts
August 12, 1999